Exhibit 10.9

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT is made effective as of the 29th day of May 2014 (the “Effective Date”).

AMONG:

THINSPACE TECHNOLOGY, INC., a corporation formed pursuant to the laws of the State of Delaware and  having an office for business located at 5535 S. Williamson Blvd., Unit 751, Port Orange, FL 32128
(“Employer");

AND

Jay Christopher “Chris” Bautista, an individual having an address at __________________ (“Employee”).

WHEREAS, Employee has agreed to a position as Director and Chief Executive Officer, and Employer has agreed to hire Employee as such, pursuant to the terms and conditions of this Employment Agreement (the “Agreement”).

NOW THEREFORE THIS AGREEMENT WITNESSETH THAT in consideration of the premises and the mutual covenants, agreements, representations and warranties contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Employee and Employer hereby agree as follows:

ARTICLE 1
EMPLOYMENT

Employer hereby agrees to the employment of Employee as Chief Executive Officer (CEO), Principal Executive Officer, Principal Financial Officer, Secretary and Director and Employee hereby affirms and accepts such employment by Employer for the “Term” (as defined in Article 3 below), upon the terms and conditions set forth herein.

ARTICLE 2
DUTIES

During the Term, Employee shall serve Employer faithfully, diligently and to the best of his ability, under the direction and supervision of the Board of Directors (the “Board”) of Employer and shall use his best efforts to promote the interests and goodwill of Employer and any affiliates, successors, assigns, subsidiaries, and/or future purchasers of Employer. Employee shall render such services during the Term at Employer’s principal place of business or at such other place of business as may be determined by the Board, as Employer may from time to time reasonably require of him, and shall devote all of his business time to the performance thereof. Employee shall have those duties and powers as generally pertain to each of the offices of which he holds, as the case may be, subject to the control of the Board.

ARTICLE 3
TERM

This Agreement shall begin effective as of the Effective Date and shall continue for a period of three years (the "Term").

ARTICLE 4
COMPENSATION
Salary

4.1
Employer shall pay to Employee a gross annual salary of One Hundred Eighty Five Thousand Dollars ($185,000.00). All payments shall be made on a semi monthly basis within the payroll practices of Employer for its senior executives. Employee shall be paid a gross salary of $4,054.80 for the month of May 2014.

Equity

4.2
Employer shall issue to Employee Two Hundred Thousand (200,000) shares of Thinspace Technology, Inc. common stock. The shares shall be issued with a substantial right of forfeiture as follows: The Employee cannot transfer the shares and must return all shares to the Employer if he terminates employment within two years from date of issuance.

Employer shall issue to Employee an option to purchase Five Million (5,000,000) shares of the Company’s common stock with an exercise price at the closing trading price as of the date employment begins with the following vesting schedule:

1,000,000 shares after 12 months of employment
2,000,000 shares after 24 months of employment
2,000,000 shares after 36 months of employment

Upon a change of control, merger or acquisition fifty percent (50%) of the unvested stock options shall accelerate their vesting schedule and become exercisable.

Benefits

4.3
The Employee shall be entitled to reimbursement of the premium (cost) for medical health plan coverage at a Family PPO level. All payments shall be made directly by the Employer to the insurance provider on a monthly basis.

Expense Reimbursement

4.4
Employer shall reimburse Employee for reasonable and necessary expenses incurred by him on behalf of Employer in the performance of his duties hereunder during the Term in accordance with Employer's then customary policies, provided that such expenses are adequately documented.

Severance

4.5
Should the Employer terminate Employee prior to the end of the Term without Cause the Employee shall be entitled to payment of six (6) months of base salary.  Cause shall be defined as (i) an intentional act of fraud, embezzlement, theft or any other material violation of law that occurs during or in the course of your employment with company;(ii) intentional damage to companies assets; (iii) intentional disclosure of company’s confidential information contrary to companies policies;(iv) breach of your obligations under this agreement;(v) intentional engagement in any competitive activity which would constitute a breach of your duty of loyalty or of your obligations under this agreement; (vi) intentional breach of any of company’s policies;(vii) the willful and continued failure to substantially perform your duties for company (other than as a result of incapacity due to physical or mental illness); or (viii) willful conduct by you that is demonstrably and materially injurious to company, monetarily or otherwise. For purposes of this paragraph, and act, or a failure to act, shall not be deemed willful or intentional, as those terms are defined herein, unless it is done, or omitted to be done, by you in bad faith or without a reasonable belief that your action or omission was in the best interest of company. Failure to meet performance standards or objectives, by itself, does not constitute “Cause”. “Cause” also includes any of the above grounds for dismissal regardless of whether company learns of it before or after terminating your employment.

ARTICLE 5
OTHER EMPLOYMENT

During the Term of this Agreement, Employee shall devote a portion of his business and professional time and effort, attention, knowledge, and skill to the management, supervision and direction of Employer’s business and affairs as Employee’s highest professional priority. Except as provided below, Employer shall be entitled to all benefits, profits or other issues arising from or incidental to all work, services and advice performed or provided by Employee. Provided that the activities listed below do not materially interfere with the duties and responsibilities under this Agreement, nothing in this Agreement shall preclude Employee from devoting time for:

(a)
Serving as an officer, director, member, founder, for any other business or activity which does not conflict with the business of the Employer as such may then be conducted by Employer from time to time, provided that Employee must obtain the written consent of the Board;

(b)	Serving as a member of any organization involving no conflict of interest with Employer, provided that Employee must obtain the written consent of the Board;

(c)
Serving as a consultant in his area of expertise to government, commercial and academic panels where it does not conflict with the interests of Employer, provided that Employee must obtain the written consent of the Board; and

(d)	Managing his personal investments

ARTICLE 6
CONFIDENTIAL INFORMATION/INVENTIONS

Confidential Information

6.1
Employee shall not, in any manner, for any reasons, either directly or indirectly, divulge or communicate to any person, firm or corporation, any confidential information concerning any matters not generally known or otherwise made public by Employer which affects or relates to Employer’s business, finances, marketing and/or operations, research, development, inventions, products, designs, plans, procedures, or other data (collectively, “Confidential Information”) except in the ordinary course of business or as required by applicable law. Without regard to whether any item of Confidential Information is deemed or considered confidential, material, or important, the parties hereto stipulate that as between them, to the extent such item is not generally known, such item is important, material, and confidential and affects the successful conduct of Employer’s business and goodwill, and that any breach of the terms of this Section 6.1 shall be a material and incurable breach of this Agreement. Confidential Information shall not include information in the public domain at the time of the disclosure of such information by Employee or information that is disclosed by Employee with the prior consent of the Board.

Documents

6.2
Employee further agrees that all documents and materials furnished to Employee by Employer and relating to the Employer’s business or prospective business are and shall remain the exclusive property of Employer. Employee shall deliver all such documents and materials, not copied, to Employer upon demand therefore and in any event upon expiration or earlier termination of this Agreement. Any payment of sums due and owing to Employee by Employer upon such expiration or earlier termination shall be conditioned upon returning all such documents and materials, and Employee expressly authorizes Employer to withhold any payments due and owing pending return of such documents and materials.

Inventions

6.3
All ideas, inventions, and other developments or improvements conceived or reduced to practice by Employee, alone or with others, during the Term of this Agreement, whether or not during working hours, that are within the scope of the business of Employer or that relate to or result from any of Employer’s work or projects or the services provided by Employee to Employer pursuant to this Agreement, shall be the exclusive property of Employer. Employee agrees to assist Employer, at Employer’s expense, to obtain patents and copyrights on any such ideas, inventions, writings, and other developments, and agrees to execute all documents necessary to obtain such patents and copyrights in the name of Employer.

Disclosure

6.4
During the Term, Employee will promptly disclose to the Board of Directors of Employer full information concerning any interest, direct or indirect, of Employee (as owner, shareholder, partner, lender or other investor, director, officer, employee, consultant or otherwise) or any member of his immediate family in any business that is reasonably known to Employee to purchase or otherwise obtain services or products from, or to sell or otherwise provide services or products to, Employer or to any of its suppliers or customers.

ARTICLE 7
NON-COMPETION/NON-SOLICITATION

Non-Competition

7.1
For a period of three (3) years hereafter, the Employee agrees that he shall not (without the express prior written consent of the Board of Directors) directly or indirectly compete with the Company. In construing the foregoing prohibition, the Employee shall be deemed to be competing with the Company if he shall become self-employed in, or accept employment with, consult with, render services to or become associated with, own, manage, operate, join, control, or participate in the ownership, management, operation, or control of, or be connected in any material manner with, or directly or indirectly enter into the employment of, or own or hold ownership interest greater than 1% in, any corporation, partnership, proprietorship or other type of business organization or entity which engages in, any business (a “Competing Business”) designing, selling or distributing cloud computing products or services which deliver desktop and application delivery solutions to software or hardware endpoints. This non-compete clause shall cover the rendering of such services worldwide. This Section shall in all respects survive any termination of this Agreement and shall remain in full force and effect during the period specified in this Section. Should a court of competent jurisdiction rule that this clause is too broad in its scope it shall construed to have the broadest interpretation as allowed by law.

Non-Solicitation

7.2
For a period of three (3) years hereafter, the Employee agrees that he shall not solicit any of the Company’s employees, exclusive contractors, existing customers or prospective customers (of which the Employee is then currently aware), affiliated research institutions or scientists, on behalf of himself or any Competing Business. Customers are defined as entities directly or indirectly receiving products or services from Thinspace within the previous three (3) years to offer products or serviced in the cloud computing desktop and application delivery solutions to software or hardware endpoints. This Section shall in all respects survive any termination of this Agreement and shall remain in full force and effect during the period specified in this Section.

ARTICLE 8
SURVIVAL

Employee agrees that the provisions of Articles 6 and 7 shall survive expiration or earlier termination of this Agreement for any reasons, whether voluntary or involuntary, with or without cause, and shall remain in full force and effect thereafter. Notwithstanding the foregoing, if this Agreement is terminated upon the dissolution of Employer, the filing of a petition in bankruptcy by Employer or upon an assignment for the benefit of creditors of the assets of Employer, Articles 6 and 7 shall be of no further force or effect.

ARTICLE 9
INJUNCTIVE RELIEF

Employee acknowledges and agrees that the covenants and obligations of Employee set forth in Articles 6 and 7 with respect to non-competition, non-solicitation, confidentiality and Employer’s property relate to special, unique and extraordinary matters and that a violation of any of the terms of such covenants and obligations will cause Employer irreparable injury for which adequate remedies are not available at law. Therefore, Employee agrees that Employer shall be entitled to an injunction, restraining order or such other equitable relief (without the requirement to post bond) as a court of competent jurisdiction may deem necessary or appropriate to restrain Employee from committing any violation of the covenants and obligations referred to in this Article 8. These injunctive remedies are cumulative and in addition to any other rights and remedies Employer may have at law or in equity.

ARTICLE 10
BENEFICIARIES OF AGREEMENT

This Agreement shall inure to the benefit of Employer and any affiliates, successors, assigns, parent corporations, subsidiaries, and/or purchasers of Employer as they now or shall exist while this Agreement is in effect.

ARTICLE 11
GENERAL PROVISIONS

No Waiver

11.1
No failure by either party to declare a default based on any breach by the other party of any obligation under this Agreement, nor failure of such party to act quickly with regard thereto, shall be considered to be a waiver of any such obligation, or of any future breach.

Modification

11.2
No waiver or modification of this Agreement or of any covenant, condition, or limitation herein contained shall be valid unless in writing and duly executed by the parties to be charged therewith.

Choice of Law/Jurisdiction

11.3
This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to any conflict-of-laws principles. Employer and Employee hereby consent to personal jurisdiction before all courts in the State of New York, and hereby acknowledge and agree that New York is and shall be the most proper forum to bring a complaint before a court of law.

Entire Agreement

11.4
This Agreement embodies the whole agreement between the parties hereto regarding the subject matter hereof and there are no inducements, promises, terms, conditions, or obligations made or entered into by Employer or Employee other than contained herein.

Severability

11.5
All agreements and covenants contained herein are severable, and in the event any of them, with the exception of those contained in Articles 1 and 4 hereof, shall be held to be invalid by any competent court, this Agreement shall be interpreted as if such invalid agreements or covenants were not contained herein.

Headings

11.6
The headings contained herein are for the convenience of reference and are not to be used in interpreting this Agreement.

Independent Legal Advice

11.7
Employer has obtained legal advice concerning this Agreement and has requested that Employee obtain independent legal advice with respect to same before executing this Agreement. Employee, in executing this Agreement, represents and warranties to Employer that he has been so advised to obtain independent legal advice, and that prior to the execution of this Agreement he has so obtained independent legal advice, or has, in his discretion, knowingly and willingly elected not to do so.

No Assignment

11.8
Employee may not assign, pledge or encumber his interest in this Agreement nor assign any of his rights or duties under this Agreement without the prior written consent of Employer.

IN WITNESS WHEREOF the parties have executed this Agreement effective as of the day and year first above written.

Employer: THINSPACE TECHNOLOGY, INC.

By:	/s/Michael Brodsky
Name: Michael Brodsky
Title: Director

Employee:

By:	/s/J. Christopher Bautista

Name: Jay Christopher “Chris” Bautista